Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of September 18, 2019 (the “Effective Date”), is entered into by and among Merrimack Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Merrimack”), the entities and persons listed on Exhibit A hereto (the “Exhibit A Parties”) and any entity or person that hereafter shares beneficial ownership with any of the Exhibit A Parties (collectively with the Exhibit A Parties, “Newtyn”), and the entities and persons listed on Exhibit B hereto (the “Exhibit B Parties”) and any entity or person that hereafter shares beneficial ownership with any of the Exhibit B Parties (collectively with the Exhibit B Parties, “Western”) (each of Newtyn and Western, a “Shareholder Party” and together, the “Shareholder Parties”). Merrimack and the Shareholder Parties are collectively referred to herein as the “Parties,” and each, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 15 hereof.

WHEREAS, Newtyn beneficially owns 1,173,166 shares of Merrimack’s common stock, par value $0.01 per share (the “Common Stock”), as of the Effective Date;

WHEREAS, Western beneficially owns 842,913 shares of the Common Stock, as of the Effective Date;

WHEREAS, Merrimack and the Shareholder Parties desire to enter into this Agreement regarding the appointment and election of two (2) directors to Merrimack’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Board Composition.

(a)    New Directors. Prior to the Effective Date, (i) the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of Noah G. Levy, a director candidate identified by Newtyn, and Eric D. Andersen, a director candidate identified by Western (each of Mr. Levy and Mr. Andersen, a “New Director” and together, the “New Directors”), to serve as members of the Board and (ii) the Board has confirmed that each New Director is an “Independent Director” as defined in The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5605 (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, and as a condition to each New Director’s appointment to the Board, each New Director has provided to Merrimack information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of Merrimack’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and consented to appropriate background checks comparable to those undergone by other non-management directors of Merrimack.

(b)    Board Matters.

(i)    The Board and all applicable committees of the Board shall promptly take all necessary actions to:

(1)

increase the size of the Board by two (2) director seats and appoint each of the New Directors as a director of Merrimack with a term expiring at the 2019 annual meeting of stockholders of Merrimack (the “2019 Annual Meeting”) or at such time when such New Director’s successor is duly elected or appointed in accordance with Merrimack’s Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”) and applicable law;

(2)

set the size of the Board at five (5) directors effective as of the 2019 Annual Meeting and nominate the New Directors (or any Replacements pursuant to Section 1(d)) and Gary L. Crocker, Ulrik B. Nielsen, and Russell T. Ray (together with Mr. Crocker and Mr. Nielsen, the “Company Nominees”) as the only Merrimack candidates for election to the Board at the 2019 Annual Meeting, each with a term expiring at the 2020 annual meeting of stockholders of Merrimack; provided, however, that as a condition to Merrimack’s obligation to nominate each of the New Directors (or any Replacement) for reelection at the 2019 Annual Meeting, each New Director (or any Replacement) shall be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of Merrimack’s director candidate questionnaire, in each case, as promptly as necessary to enable the timely filing of Merrimack’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”); shall have complied at all times with the Company Policies (as defined below); and shall consent to appropriate background checks comparable to those undergone by other non-management directors of Merrimack; and

(3)

form a special committee of the Board committed to, among other things, analyzing and evaluating the Company’s strategy and expenses (such special committee, the “Strategy and Expense Committee”), which shall be comprised of three (3) Board members, two (2) of whom shall be the New Directors (or their respective Replacements). The Strategy and Expense Committee shall be chaired by a New Director (or a Replacement) and shall take action by the affirmative vote of a majority of the members of the Strategy and Expense Committee. The charter document for the Strategy and Expense Committee shall expressly permit the members of the committee to receive and discuss any requests, comments and other information from shareholders of the Company as long as such requests, comments and other information from shareholders were not otherwise obtained in violation of this Agreement, and such requests, comments and other information are promptly (and in any event within one (1) business day) provided to the Board.

(ii)    At the 2019 Annual Meeting, Merrimack agrees to use best efforts to recommend, support and solicit proxies for (A) the election of each of the Company’s slate of director nominees, consisting of the New Directors (and any Replacement) and the Company Nominees, in the same manner as Merrimack has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested, and (B) any other proposal to be submitted to the stockholders of Merrimack by either Merrimack or any stockholders of Merrimack in accordance with the Board’s recommendation. The New Directors (and any Replacement) shall be entitled to receive (1) the same benefits of director and officer insurance as all other non-management directors on the Board; (2) the same compensation for their service as directors as the compensation received by other non-management directors on the Board; provided that the New Directors have each in his sole discretion agreed to waive and forego any cash or stock compensation (other than expense reimbursements) for his service as director of the Company; and (3) such other benefits on the same basis as all other non-management directors on the Board.

(iii)    For so long as the Shareholder Parties continuously beneficially own, in the aggregate, at least five-percent (5.0%) of the Company’s then outstanding Voting Securities (as defined below), the Company agrees that the size of the Board shall not exceed five (5) members unless at least two-thirds (2/3) of the directors then serving in office, including at least one (1) New Director (or any Replacement), approves such increase.

(c)    Board Policies and Procedures. Each Party acknowledges that each New Director (and any Replacement), upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, Merrimack’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), and will be required to strictly adhere to Merrimack’s policies on confidentiality imposed on all members of the Board.

(d)    Replacement Rights. If, from the Effective Date until the expiration of the Standstill Period (as defined below), the New Director (or any Replacement) designated by a Shareholder Party is unable or unwilling to serve as an independent director for any reason, such Shareholder Party shall identify a replacement director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to Nasdaq’s listing standards (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading), the SEC rules and regulations, and whose qualifications are substantially similar to the New Director (or any Replacement) being replaced (the “Former Director”), and such Replacement shall be expeditiously appointed to the Board, subject to the approval (not to be unreasonably withheld) by the Nominating Committee, after conducting a good faith customary due diligence process and consistent with its fiduciary duties (and who satisfies the Company Policies applicable to all directors). Any Replacement appointed to the Board in accordance with this Section 1(d) shall be appointed to any applicable committees of the Board of which the Former Director was a member immediately prior to such director’s resignation or removal. Any rights or obligations of the Board and a Shareholder Party as provided in this Section 1(d) shall terminate with respect to such Shareholder Party when such Shareholder Party and its Affiliates, in the aggregate, cease to beneficially own at least two and one-half percent (2.5%) of the Company’s then outstanding Voting Securities. In the event the Nominating Committee determines in good faith not to appoint any Replacement proposed by a Shareholder Party, such Shareholder Party shall have the right to propose additional Replacements for consideration, and the provisions of this Section 1(d) shall continue to apply.

2.    Voting. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each Shareholder Party agrees solely for and on behalf of itself that it will appear in person or by proxy at each annual or special meeting of stockholders of Merrimack (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) each election of directors and any removal of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal, and (d) any other proposal to be submitted to the stockholders of Merrimack by either Merrimack or any stockholders of Merrimack; provided, however, that in the event that either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) makes recommendations inconsistent with such Board recommendations with respect to any proposal submitted by Merrimack or any of its stockholders (other than proposals relating to the election or removal of directors), each Shareholder Party will be permitted to vote in accordance with the ISS or Glass Lewis recommendations in its discretion; provided, further, that each Shareholder Party shall be permitted to vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction; provided, further, that if (x) either a Board recommendation or the implementation of a Board action would, in the reasonable belief of a New Director, result in an effect, change, event, circumstance, state of facts, development or occurrence that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Merrimack and its Affiliates, taken as a whole and (y) as a result, such New Director (or any Replacement) resigns from the Board, then effective upon the resignation of such New Director (or such Replacement), the Shareholder Party that designated the applicable New Director (or Replacement) will no longer be bound to vote for the matter in question in accordance with this Section 2 (but, for the avoidance of doubt, the provisions of this Agreement (including this Section 2 with respect to any other matter) will otherwise remain in effect with respect to such Shareholder Party).

3.    Mutual Non-Disparagement.

(a)    Subject to Section 5, each Shareholder Party agrees solely for and on behalf of itself that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, Merrimack or any of its Representatives, or that maligns, harms, disparages, defames or damages the reputation or good name of Merrimack, its business or any of its Representatives; provided, that such Shareholder Party shall not be deemed in breach of this Section 3(a) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 3(a).

(b)    Merrimack hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any of the Shareholder Parties or their Representatives, or that maligns, harms, disparages, defames or damages the reputation or good name of any of the Shareholder Parties, their business or any of their Representatives; provided, that Merrimack shall not be deemed in breach of this Section 3(b) by virtue of an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 3(b).

(c)    Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to all such other affected Parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Parties.

(d)    The limitations set forth in Section 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by any other Party of the nature described in Section 3(a) and 3(b) if such statement by the other Party was made in breach of this Agreement.

4.    No Litigation.

(a) Each Shareholder Party covenants and agrees solely for and on behalf of itself that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against Merrimack or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent such Shareholder Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Shareholder Party or any of their Representatives; provided, further, that in the event that such Shareholder Party or any of its Representatives receives such Legal Requirement, such Shareholder Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Merrimack.

(b)    Merrimack covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any Legal Proceedings against any of the Shareholder Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent Merrimack or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Merrimack or any of its Representatives; provided, further, that in the event Merrimack or any of its Representatives receives such Legal Requirement, Merrimack shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Shareholder Parties.

5.    Standstill.

(a)    During the Standstill Period, unless the Company and each Party provide their prior written consent (which may be withheld in each of its sole discretion, and subject to the provisions of clause (xiii) of this Section 5(a)), each Shareholder Party agrees solely for and on behalf of itself that it shall not, and shall cause its Representatives not to, directly or indirectly:

(i)    make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Merrimack or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Merrimack or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of Merrimack; it being understood that the foregoing shall not prohibit a Shareholder Party or its Affiliates from acquiring Voting Securities within the limitations set forth in Section 5(a)(iii);

(ii)    engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any voting securities of Merrimack, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of Merrimack (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)    purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of Merrimack, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of Merrimack; provided, that such Shareholder Party and its Affiliates, in the aggregate, may acquire beneficial ownership of up to twenty-percent (20.0%) of the Company’s then outstanding Voting Securities;

(iv)    seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Merrimack;

(v)    sell, offer or agree to sell directly or indirectly in a private transaction, through swap or hedging transactions or otherwise, the securities of Merrimack or any rights decoupled from such underlying securities held by such Shareholder Party to any person that (A) the Shareholder Party knows has filed, or threatened in writing to file, a proxy solicitation in opposition to the Company’s recommendations, nominees or proposals within the preceding eighteen (18) months and has not formally withdrawn such filing or threat, or (B) has otherwise given such Shareholder Party reasonable cause to believe that such person intends to engage in a proxy campaign in opposition to the Company’s recommendations, nominees or proposals;

(vi)    except as expressly permitted in Section 1(b) through the New Director designated by such Shareholder Party or any Replacements, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing any director or the management of Merrimack, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Merrimack, (C) any other material change in Merrimack’s management, business or corporate structure, (D) seeking to have Merrimack waive or make amendments or modifications to the Bylaws, or other actions that may impede or facilitate the acquisition of control of Merrimack by any person, (E) causing a class of securities of Merrimack to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of Merrimack to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    communicate with stockholders of Merrimack pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii)    engage in any course of conduct with the purpose of causing stockholders of Merrimack to vote contrary to the recommendation of the Board on any matter presented to Merrimack’s stockholders for their vote at any meeting of Merrimack’s stockholders or by written consent;

(ix)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(x)    deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities;

(xi)    except as otherwise provided in this Agreement, form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security; provided, however, that nothing herein shall limit the ability of an Affiliate of the Shareholder Party to join the “group” comprising the Shareholder Parties following the execution of this Agreement, so long as any such Affiliate agrees to confirm in writing that it is subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Shareholder Parties have formed a group with such Affiliate;

(xii)    demand a copy of Merrimack’s list of stockholders or make any request under any statutory or regulatory provisions of Delaware providing for stockholder access to lists of stockholders of Merrimack;

(xiii)    make any request or submit any proposal to amend or waive the terms of this Section 5 other than through non-public communications with Merrimack that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiv)    enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Shareholder Party is prohibited from taking pursuant to this Section 5, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 5, a New Director (and any Replacement) in his capacity as such shall not be prohibited or restricted from making any non-stockholder proposal or request or entering into discussion regarding any matter at a meeting of the Board or any committee, and a Shareholder Party shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of Merrimack in the manner set forth for stockholders to communicate with the Company in the Company Policies regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Shareholder Parties, Merrimack or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Merrimack of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Shareholder Party, provided, that a breach by such Shareholder Party of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of its Affiliates, Associates or potential investors or investors factual information regarding Merrimack, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b)    The provisions of this Section 5 shall not limit in any respect the actions of any director of Merrimack (including any New Director) in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to Merrimack and its stockholders and the Company Policies (it being understood and agreed that a Shareholder Party shall not seek to do indirectly through its New Director (or any Replacement) anything that would be prohibited if done by any of such Shareholder Party). The provisions of this Section 5 shall also not prevent a Shareholder Party from freely voting its shares of Common Stock or other Voting Securities (except as otherwise provided in Section 2 hereto).

(c)    During the Standstill Period, each Shareholder Party agrees solely for and on behalf of itself that it shall refrain from taking any actions that could have the effect of encouraging, assisting or influencing other stockholders of Merrimack or any other persons to engage in actions which, if taken by such Shareholder Party, would violate this Agreement.

(d)    Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 2 and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control involving Merrimack if the acquiring or counterparty to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections.

(e)    At any time during the Standstill Period and following the filing of a Schedule 13D by each Shareholder Party, either individually or jointly, with the SEC as provided in Section 8(b), such Shareholder Party ceases to have a Schedule 13D filed with the SEC, upon reasonable written notice from Merrimack pursuant to Section 16 hereof, each Shareholder Party agrees solely for and on behalf of itself that it shall promptly provide Merrimack with information regarding the amount of the securities of Merrimack (i) beneficially owned by such entity or individual, (ii) with respect to which such Shareholder Party has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which such Shareholder Party has hedged its position by selling covered call options. This ownership information provided to Merrimack will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

6.    Representations and Warranties of Merrimack. Merrimack represents and warrants to the Shareholder Parties that (a) Merrimack has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Merrimack, constitutes a valid and binding obligation and agreement of Merrimack, and is enforceable against Merrimack in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Merrimack does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Merrimack is a party or by which it is bound.

7.    Representations and Warranties of each Shareholder Party. Each Shareholder Party represents and warrants to Merrimack solely for and on behalf of itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Shareholder Party, and constitutes a valid and binding obligation and agreement of such Shareholder Party, enforceable against such Shareholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Shareholder Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and such Shareholder Party associated with that signatory’s name, and to bind such Shareholder Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Shareholder Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) the director candidate questionnaire and other information and onboarding documentation provided by the New Director designated by such Shareholder Party to Merrimack in accordance with Section 1(a) is true, accurate and complete, and (e) such Shareholder Party acknowledges that its designated New Director (or any Replacement) is not, nor does such Shareholder Party consider its designated New Director (or any Replacement) to be, a stockholder designee or stockholder representative of such Shareholder Party.

8.    SEC Filings.

(a)    No later than two (2) business days following the Effective Date, Merrimack shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. Merrimack shall provide each of the Shareholder Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Shareholder Parties.

(b)    No later than two (2) business days following the Effective Date, each Shareholder Party, either individually or jointly, shall file with the SEC a Schedule 13D in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Merrimack’s Current Report on Form 8-K referred to in Section 8(a) hereof. The Schedule(s) 13D shall be consistent with the terms of this Agreement. The Shareholder Parties shall provide Merrimack with a reasonable opportunity to review and comment on the Schedule(s) 13D prior to being filed with the SEC and consider in good faith any comments of Merrimack.

9.    Termination. Unless otherwise mutually agreed in writing by each applicable Party, this Agreement shall terminate as to a Shareholder Party on the earliest of (a) the time at which such Shareholder Party no longer beneficially owns at least two and one-half percent (2.5%) of the Company’s then outstanding Voting Securities, (b) the adjournment of the applicable annual meeting of the Company’s stockholders, if the New Director (or any Replacement) designated by such Shareholder Party is not successfully re-elected at such meeting, (c) the Company’s breach of its obligations under Section 1(b)(i)(3); (d) the New Director (or any Replacement) designated by such Shareholder Party fails to be re-nominated for election to the Board at any annual or special meeting of stockholders of Merrimack (including any adjournment, postponement, rescheduling or continuation thereof) at which such New Director (or such Replacement) is up for election, and (e) the consummation of an Extraordinary Transaction (the earliest of such dates, the “Termination Date”). Notwithstanding the foregoing, the provisions of Section 9 through Section 21 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

10.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

11.    No Other Discussions or Arrangements. Each Shareholder Party represents and warrants solely for and on behalf of itself that, as of the Effective Date, except as disclosed herein, (a) such Shareholder Party does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) such Shareholder Party has not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving Merrimack or the voting or disposition of any securities of Merrimack.

12.    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 16 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

13.    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.    Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 14 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

15.    Certain Definitions. As used in this Agreement:

(a)    “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b)    “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(c)    “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d)    “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e)    a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Merrimack representing more than fifty-percent (50%) of the equity interests and voting power of Merrimack’s then-outstanding equity securities or (ii) Merrimack enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction Merrimack’s stockholders retain less than fifty-percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(f)    “Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of Merrimack by reason of his or her position as a director of Merrimack, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees; provided, however, Confidential Information shall not include information that (i) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any breach of this Agreement by any Shareholder Party or any of their Representatives or any director’s noncompliance with the Company Policies, (ii) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to the Shareholder Parties or their Representatives on a non-confidential basis from a Third-Party source, provided, that to the Shareholder Parties’ or their Representative’s knowledge, such Third-Party is not and was not prohibited from disclosing such Confidential Information to the Shareholder Parties or their Representative by any applicable law or contractual obligation, (iii) was legally obtained by the Shareholder Parties or their Representatives prior to being disclosed by or on behalf of a director of Merrimack (whether or not a New Director), or (iv) was or is independently developed by the Shareholder Parties or any of their Representatives without reliance on, or reference to, any Confidential Information;

(g)    “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of Merrimack, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of Merrimack’s assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Merrimack’s stockholders;

(h)    “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(i)    “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; and

(j)    “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of Merrimack, and on the next business day if sent after normal business hours of Merrimack; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 16 (or to such other address that may be designated by a Party from time to time in accordance with this Section 16).

If to Merrimack, to its address at:

Merrimack Pharmaceuticals, Inc.

One Broadway, 14th Floor

Cambridge, Massachusetts 02142

Attention: Gary Crocker

Email: gcrocker@merrimack.com

With copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Brian Johnson

                  Lillian Brown

Email: brian.johnson@wilmerhale.com

            lillian.brown@wilmerhale.com

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103

Attention: Lawrence S. Elbaum

                 C. Patrick Gadson

Email: lelbaum@velaw.com

            pgadson@velaw.com

If to Newtyn, to the address at:

Newtyn Management, LLC

60 East 42nd Street, 9th Floor

New York, NY 10165

Attention: Noah G. Levy

Email: nlevy@newtyn.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Alicia Harrison

Email: aliciaharrison@paulhastings.com

If to Western, to the address at:

Western Standard, LLC

5900 Wilshire Boulevard, Suite 650

Los Angeles, CA 90036

Attention: Eric D. Andersen

Email: eric@westernstandardllc.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Alicia Harrison

Email: aliciaharrison@paulhastings.com

17.    Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

18.    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

19.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.    Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 20 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

21.    Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

22.    Public Announcement. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Company nor any of the Shareholder Parties shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

MERRIMACK:

MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	Secretary

Signature Page to

Cooperation Agreement

NEWTYN

NEWTYN MANAGEMENT, LLC

By:	/s/ Noah G. Levy
Name:	Noah G. Levy
Title:	Managing Member

NEWTYN PARTNERS, LP

By:	Newtyn Management, LLC
Investment Manager

By:	/s/ Noah G. Levy
Name:	Noah G. Levy
Title:	Managing Member

NEWTYN TE PARTNERS, LP

By:	Newtyn Management, LLC
Investment Manager

By:	/s/ Noah G. Levy
Name:	Noah G. Levy
Title:	Managing Member

/s/ Noah G. Levy
Noah G. Levy

Signature Page to

Cooperation Agreement

NEWTYN CAPITAL PARTNERS, LP

By:	Ledo Capital, LLC
General Partner

By:	/s/ Noah G. Levy
Name:	Noah G. Levy
Title:	Managing Member

LEDO CAPITAL, LLC

By:	/s/ Noah G. Levy
Name:	Noah G. Levy
Title:	Managing Member

Signature Page to

Cooperation Agreement

WESTERN

WESTERN STANDARD, LLC

By:	/s/ Eric. D. Andersen
Name:	Eric D. Andersen
Title:	Managing Member

/s/ Eric. D. Andersen
Eric D. Andersen

WESTERN STANDARD PARTNERS, LP

By:	Western Standard, LLC
General Partner

By:	/s/ Eric. D. Andersen
Name:	Eric D. Andersen
Title:	Managing Member

WESTERN STANDARD PARTNERS QP, LP

By:	Western Standard, LLC
General Partner

By:	/s/ Eric. D. Andersen
Name:	Eric D. Andersen
Title:	Managing Member

Signature Page to

Cooperation Agreement

EXHIBIT A

Newtyn Management, LLC

Newtyn Partners, LP

Newtyn TE Partners, LP

Noah G. Levy

Newtyn Capital Partners, LP

Ledo Capital, LLC

EXHIBIT B

Western Standard, LLC

Eric D. Andersen

Western Standard Partners, LP

Western Standard Partners QP, LP

EXHIBIT C